Exhibit (a)(1)

ARRIS ENTERPRISES, INC.

FUNDAMENTAL CHANGE NOTICE AND

OFFER TO PURCHASE

2.00% CONVERTIBLE SENIOR NOTES DUE 2026

CUSIP Number: 04269Q AC 4

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of November 13, 2006 (the “Original Indenture”), between ARRIS Enterprises, Inc. (formerly ARRIS Group, Inc.), a Delaware corporation (the “Company,” “we,” “us” and “our”), and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of April 16, 2013 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among the Company, ARRIS Group, Inc. (formerly ARRIS Enterprises I, Inc.), a Delaware corporation (the “Parent”), and the Trustee, relating to the Company’s 2.00% Convertible Senior Notes Due 2026 (the “Notes”), that a Fundamental Change (as defined in the Indenture) occurred on April 16, 2013 and each holder of the Notes has the right to require the Company to repurchase all or part of such holder’s Notes not yet converted, upon the terms and subject to the conditions set forth in the Indenture (the “Repurchase Right”).

As previously described in a notice furnished to holders of the Notes on April 19, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, the Parent and ARRIS Enterprises II, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (“Merger Sub”), pursuant to which on April 16, 2013, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of the Parent (the “Merger”). Pursuant to the Merger Agreement, each share of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), was converted into the right to receive one share of the Parent’s common stock, $0.01 par value per share (“Parent Common Stock”). The Merger facilitated the acquisition of the Motorola Home business, which closed on April 17, 2013. As a result of the Merger, a Fundamental Change under the Indenture has occurred, and each holder of the Notes has the Repurchase Right described above.

In connection with the Merger, the Company, the Parent and the Trustee executed the First Supplemental Indenture. Among other things, under the First Supplemental Indenture, the Parent guaranteed the Company’s obligations under the Indenture. The First Supplemental Indenture also provides that the conversion value of the Notes will now be calculated by reference to the Parent Common Stock rather than the Company Common Stock, and any shares issuable upon conversion of the Notes will now be settled in the Parent Common Stock rather than the Company Common Stock.

Holders may exercise their Repurchase Right by tendering through the transmittal procedures of the Depository Trust Company (“DTC”) any time on or prior to 5:00 p.m., New York City time, on May 28, 2013 (the “Expiration Date”). Notes tendered for purchase may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on May 28, 2013 (the “Withdrawal Date”). Holders of Notes who validly tender their Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date will receive 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including the Repurchase Date (as defined herein) (collectively, the “Repurchase Price”). We estimate the Repurchase Price will be approximately $1,000.78 per $1,000 aggregate principal amount of Notes tendered pursuant to the Repurchase Right. Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on May 29, 2013 (the “Repurchase Date”). Interest on Notes tendered pursuant to the Repurchase Right will cease to accrue as of the end of the day immediately preceding the Repurchase Date, provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn. All rights of holders of Notes tendered pursuant to the Repurchase Right will terminate following payment of the Repurchase Price.

Alternative to the Repurchase Right:

You May Elect to Convert Your Notes

The Indenture provides that, as a result of the Merger and notwithstanding the Repurchase Right, the holders of the Notes have a right to convert the Notes, at any time until 5:00 p.m., New York City time, on May 29, 2013 (the “Conversion Right”). Upon conversion, the holders of surrendered Notes will receive the consideration specified in Section 10.02 of the Indenture (the “Conversion Consideration”). The first component of the Conversion Consideration is comprised solely of cash paid by the Company. The second component, which is only paid if the trading price of the Parent Common Stock is above a certain threshold, is comprised of cash, shares of Parent Common Stock or a combination of both, at the Parent’s election. The amount of both components is based on formulas that include the conversion rate applicable to the Notes as well as the trading price of the Parent Common Stock for a 20-day trading period following the date of the conversion. For a full description of the Conversion Consideration, including the formulas used to calculate the consideration, see Section 2.3 of the related Offer to Purchase and Section 10.02 of the Indenture. The conversion rate for the Notes is 62.1504 shares of Parent Common Stock per $1,000 principal amount of the Notes. There was no change to the conversion rate in connection with the Merger.

Your Conversion Right is separate from your Repurchase Right. Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer be able to exercise the Conversion Right, unless we fail to pay the Repurchase Price. Notes surrendered for conversion may not be withdrawn.

As of April 29, 2013, approximately $232.1 million aggregate principal amount of Notes remained outstanding. The Trustee has informed us that, as of the date of this Fundamental Change Notice, all custodians and beneficial holders of the Notes held the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase or conversion must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as our paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Repurchase Right and the Conversion Right.

This Fundamental Change Notice is being provided pursuant to Section 3.09 of the Indenture. All capitalized terms used but not specifically defined in this Fundamental Change Notice shall have the meanings given to such terms in the Indenture. The Repurchase Right of each holder of the Notes is subject to the terms and conditions of the Indenture, the Notes, this Fundamental Change Notice, the related Offer to Purchase and related materials (collectively, as amended or supplemented from time to time, the “Repurchase Right Materials”).

You should review the Repurchase Right Materials carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Conversion Right and, if so, the amount of your Notes to tender or convert. None of the Company, the Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right, or to exercise or refrain from exercising the Conversion Right.

The Paying Agent and Conversion Agent is:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By Hand, Overnight Delivery or Registered or Certified Mail:	To Confirm By Telephone or For Information: (770) 698-5184

The Bank of New York Mellon Bond Redemption Unit 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Christopher Landers

Additional copies of the Repurchase Right Materials may be obtained from the Paying Agent at its address set forth above.

The date of this Fundamental Change Notice is April 30, 2013.

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Right Materials shall not under any circumstances create any implication that the information contained in the Repurchase Right Materials is current as of any time subsequent to the date of such information.

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ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE PARENT

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

ARRIS Enterprises, Inc. (formerly ARRIS Group, Inc.)

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes upon the occurrence of a Fundamental Change. As discussed above, a Fundamental Change has occurred as a result of the Merger. (Page 6)

What Notes are you obligated to purchase?

We are obligated to purchase all outstanding Notes validly tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of April 29, 2013, approximately $232.1 million aggregate principal amount of Notes remained outstanding. (Page 6)

How much will you pay and what is the form of payment?

For each $1,000 aggregate principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right, we will pay, in cash, a Repurchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the Repurchase Date. We estimate that the Repurchase Price will be approximately $1,000.78 per $1,000 aggregate principal amount of Notes. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes or the Parent Common Stock. (Page 6)

If I tender my Notes, when will I receive payment for them?

On the Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn in accordance with the Repurchase Right Materials. We will forward to the Paying Agent, no later than 11:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent has advised that it will promptly distribute the cash to DTC, whose nominee Cede & Co. is the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 12)

What is my Conversion Right with respect to my Notes?

As a result of the Merger, the Indenture also provides holders of the Notes the Conversion Right until May 29, 2013. Upon conversion, the holders of surrendered Notes will receive the Conversion Consideration, which consists of two components. The first component of the Conversion Consideration is comprised solely of cash paid by the Company. The second component, which is only paid if the Parent Common Stock is above a certain threshold, is comprised of cash, shares of the Parent Common Stock or a combination of both, at the Parent’s election. The amount of both components is based on formulas that include the conversion rate applicable to the Notes as well as the trading price of the Parent Common Stock for a 20-day trading period following the date of the conversion. For a full description of the Conversion Consideration, including the formulas used to calculate the consideration, see Section 2.3 of this Offer to Purchase and Section 10.02 of the Indenture.

If you exercise the Conversion Right, you will no longer be able to participate in the Repurchase Right. If you exercise the Conversion Right, you may not withdraw. If you do not tender your Notes pursuant to the Repurchase Right, you retain the Conversion Right associated with your Notes through the Repurchase Date, subject to the terms and conditions set forth in the Indenture. However, the Notes are currently convertible solely by virtue of the Merger and currently do not meet any of the other criteria to allow the Notes to be converted. Accordingly, under the terms of the Indenture, the Notes will not remain or become convertible after the Repurchase Date unless another one of the criteria for conversion of the Notes has been satisfied after that date.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have the Conversion Right with respect to your tendered Notes, unless we fail to pay the Repurchase Price. (Page 6)

What is the relationship between the Repurchase Right and the Conversion Right?

The Repurchase Right is separate from the Conversion Right. If you tender your Notes pursuant to the Repurchase Right, you will not be able to convert your Notes unless you withdraw your previously surrendered Notes prior to the Withdrawal Date. If you do not surrender your Notes pursuant to the Repurchase Right, your Conversion Right will not be affected. If you have exercised your Conversion Right, you may not surrender your Notes under the Repurchase Right. (Page 6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of the Parent Common Stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not widely reported and can be difficult to monitor. As described above, the Notes are currently convertible into the Conversion Consideration. We urge you to obtain current market information for the Notes, to the extent available, and the value of the Conversion Consideration prior to making any decision with respect to the Repurchase Right. (Page 8)

What do the Board of Directors of the Company, the Board of Directors of the Parent and the Trustee think of the Repurchase Right and the Conversion Right?

None of the Company, the Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right or to exercise or refrain from exercising the Conversion Right. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Conversion Right and, if so, the amount of your notes to tender or convert. The Repurchase Right and our offer to purchase Notes pursuant thereto as described in this Offer to Purchase is based solely on the requirements of the Indenture and the Notes. (Page 6)

When does the Repurchase Right expire?

The Repurchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is May 28, 2013. We do not intend to extend the period you have to accept the Repurchase Right unless required to do so by the United States (“U.S.”) federal securities laws or other applicable law. (Page 6)

What are the conditions to your repurchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Offer to Purchase be satisfied. (Page 6)

How do I tender my Notes for repurchase?

To tender your Notes for purchase pursuant to the Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but no later than 5:00 p.m., New York City time, on the Expiration Date.

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If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in the Repurchase Right Materials. (Page 10)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on May 28, 2013, the Withdrawal Date. (Page 11)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 11)

If I want to convert my Notes, what should I do?

If you elect to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the Conversion Agent, (ii) surrender your Notes to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Trustee or the Conversion Agent, (iv) pay any transfer or similar taxes, if required pursuant to Section 10.03 (Taxes on Conversion) of the Indenture and (v) if required, pay cash equal to the amount of interest due on the next interest payment date of such Notes. Please direct any questions or requests for assistance in connection with the conversion of Notes to the Conversion Agent at the address and telephone number set forth on the cover of this Offer to Purchase. (Page 6)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (Page 6)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date; provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn. (Page 8)

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. Pursuant to Section 3.08 of the Indenture, you have the right to require us to purchase the Notes for cash on November 15, 2013, November 15, 2016 and November 15, 2021, at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable purchase date. In addition, pursuant to Section 3.09 of the Indenture, if a Fundamental Change (as defined in the Indenture) occurs in the future with respect to the Parent, you will have the right, at your option, to require us to purchase your Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable fundamental change purchase date. (Page 9)

If I do not tender my Notes for purchase, will it affect my Conversion Right?

No. If you do not tender your Notes for purchase, your Conversion Right will not be affected by the Repurchase Right. You will continue to have the right to convert the Notes in accordance with the Indenture. However, the Notes are currently convertible until May 29, 2013 solely by virtue of the Merger and currently do not meet any of the other criteria to allow the Notes to be converted. Accordingly, under the terms of the Indenture, the Notes will not remain or become convertible after May 29, 2013 unless another one of the criteria for conversion of the Notes has been satisfied after that date. Section 10.01 of the Indenture specifies the criteria for conversion. In particular, the Notes will be convertible from October 15, 2013 to November 15, 2013. (Page 9)

If I do not tender my Notes for repurchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture. (Page 8)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 10)

What are the U.S. federal income tax consequences of exercising the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to holders of Notes upon exercise of the Repurchase Right, see “Certain U.S. Tax Considerations.” (Page 13)

Who is the Paying Agent and Conversion Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Repurchase Right Materials and the Conversion Agent for the Notes in connection with the Conversion Right, and may be contacted at the address and telephone number set forth on the cover of this Offer to Purchase. (Page 5)

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and telephone number set forth on the cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In many cases, you can identify forward-looking statements by our use of terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Purchase regarding the financial position, business strategy and plans or objectives for future operations of the Company or the Parent are forward-looking statements.

Forward-looking statements represent management’s judgments and assumptions regarding future events and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forward-looking statements of the Company or the Parent will occur, that their respective judgments or assumptions will prove correct or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance on any forward-looking statements of the Parent or the Company.

In addition, statements in this Offer to Purchase are made as of April 30, 2013, and should not be relied upon as representing our views as of any other date. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

Notwithstanding anything in this Offer to Purchase or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company and the Parent.

1.1 The Company.

The Company is a global communications technology company specializing in the design, engineering and supply of communications and IP technologies that support broadband services for residential and business customers around the world. The Company supplies broadband operators with tools and platforms they need to deliver and monitor advanced video, data and voice subscriber services, including whole home video across multiple screens, ultra high-speed data, personalized advertising and carrier-grade telephony.

The Company is a wholly owned subsidiary of the Parent and is organized under the laws of the State of Delaware. The Company’s principal executive offices are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 and its telephone number is (678) 473-2000.

1.2 The Parent.

The Parent is a holding company consisting primarily of two business units, the business unit held by the Company and the Motorola Home business unit that was acquired in April 2013. The Motorola Home business unit is a premier video and broadband technology business that transforms how service providers worldwide deliver entertainment and communications without boundaries. Its powerful end-to-end platforms enable service and content providers to improve the way people connect – with each other and with their favorite content.

The Parent is organized under the laws of the State of Delaware. The Parent’s principal executive offices are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 and its telephone number is (678) 473-2000. Shares of the Parent Common Stock trade on The NASDAQ Stock Market (“NASDAQ”) under the symbol “ARRS.” The Parent’s website can be found at www.arrisi.com. The information on, or accessible through the Parent’s website is not part of this Offer to Purchase.

1.3 The Merger Agreement and the First Supplemental Indenture.

On April 15, 2013, the Company entered into the Merger Agreement by and among the Company, the Parent and Merger Sub, pursuant to which on April 16, 2013, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of the Parent. As a result of the Merger, each share of Company Common Stock was converted into the right to receive one share of Parent Common Stock. The Merger facilitated the acquisition of the Motorola Home business, which closed on April 17, 2013.

In connection with the Merger, the Company, the Parent and the Trustee executed the First Supplemental Indenture. The First Supplemental Indenture provides that the conversion value of the Notes will be calculated by reference to the Parent Common Stock rather than the Company Common Stock, and any shares issuable upon conversion of the Notes will be settled in shares of the Parent Common Stock rather than shares of the Company Common Stock. In addition, the Parent guaranteed the obligations of the Company under the Indenture pursuant to a guaranty dated as of April 16, 2013. The Parent also assumed the disclosure obligations required under Section 4.03 of the Indenture and certain other rights and obligations under the Indenture. The First Supplemental Indenture also provides that conversion rate adjustments will be triggered by the actions of the Parent rather than the Company and certain events of default are measured by reference to the Parent as well as the Company. For more information regarding the First Supplemental Indenture, see the First Supplemental Indenture attached as Exhibit 4.2 to the Form 8-K filed with the Securities and Exchange Commission (“SEC”) by the Parent on April 16, 2013, and incorporated herein by reference.

2. Information Concerning the Notes. The Notes were issued under the Original Indenture in November 2006 in an aggregate principal amount of $276.0 million and mature on November 15, 2026. As of April 29, 2013, approximately $232.1 million aggregate principal amount of Notes remained outstanding.

We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Repurchase Right and the Conversion Right.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Fundamental Change (as defined in the Indenture), we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 3.09 of the Indenture on a date chosen by the Company in its sole discretion, subject to U.S. federal securities laws, that is not less than 20 and no more than 35 days after the date of the Company’s mailing to all holders of a notice stating that a Fundamental Change has occurred.

The Repurchase Right will expire at 5:00 p.m., New York City time, on May 28, 2013. We do not intend to extend the period that holders have to exercise their Repurchase Right unless required to do so by the U.S. federal securities laws or other applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Offer to Purchase be satisfied.

There are no material financing conditions in connection with the Company’s obligation to consummate the Repurchase Right.

2.2 Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Repurchase Price to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Repurchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We estimate that the Repurchase Price will be approximately $1,000.78 per $1,000 aggregate principal amount of Notes. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes or the Parent Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and the Parent Common Stock before making a decision whether to tender Notes for purchase. See Section 2.4 of this Offer to Purchase for more information on the market for the Notes and the Parent Common Stock.

None of the Company, the Parent, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right or to exercise or refrain from exercising the Conversion Right. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Conversion Right and, if so, the amount of your Notes to tender or convert based on your own independent assessment of the current market value of the Notes, the Parent Common Stock and other relevant factors.

2.3 Conversion Right. As a result of the Merger, your Notes are convertible under the terms of the Indenture until May 29, 2013. If you do not tender your Notes pursuant to the Repurchase Right, you retain the Conversion Right associated with your Notes, subject to the terms and conditions set forth in the Indenture. However, the Notes are currently convertible solely by virtue of the Merger and currently do not meet any of the other criteria to allow the Notes to be converted. Accordingly, under the terms of the Indenture, the Notes will not remain or become convertible after the Repurchase Date unless another one of the criteria for conversion of the Notes has been satisfied after that date. Section 10.01 of the Indenture specifies the criteria for conversion. In particular, the Notes will be convertible from October 15, 2013 to November 15, 2013. See Section 2.8 of this Offer to Purchase and Article 10 of the Indenture for more information regarding the conversion privilege.

In order to exercise your Conversion Right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the Conversion Agent, (ii) surrender your Notes to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Trustee or the Conversion Agent, (iv) pay any transfer or similar taxes, if required pursuant to Section 10.03 (Taxes on Conversion) of the Indenture and (v) if required, pay cash equal to the amount of interest due on the next interest payment date of such Notes.

Upon conversion, you will receive the Conversion Consideration, which is composed of a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below) per $1,000 principal amount being converted.

The “cash settlement averaging period” with respect to any Note means the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date. The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of: (i) cash (the “principal return”) equal to the lesser of $50 and the “daily conversion value” (as described below); and (ii) to the extent the daily conversion value exceeds $50, and subject to the immediately succeeding paragraph, a number of shares of Parent Common Stock (the “daily share amount”) equal to: (x) the excess of the daily conversion value over $50, divided by (y) the volume weighted average price of Parent Common Stock on that trading day.

By the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, Parent may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and Parent will notify you of such cash percentage by notifying the Trustee (the “cash percentage notice”). If Parent elects to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable cash settlement averaging period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming Parent had not specified a cash percentage), multiplied by (iii) the volume weighted average price of Parent Common Stock for such trading day. The number of shares deliverable in respect of each business day in the applicable cash settlement averaging period will be a percentage of the daily share amount (assuming Parent had not specified a cash percentage) equal to 100% minus the cash percentage. If Parent does not specify a cash percentage by the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period, Parent must settle 100% of the daily share amount for each trading day in such cash settlement averaging period with shares of Parent Common Stock; provided, however, that we will pay cash in lieu of fractional shares as described below. Parent may, at its option, revoke any cash percentage notice by notifying the Trustee; provided that Parent must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the applicable cash settlement averaging period. We will deliver cash in lieu of any fractional shares of Parent Common Stock based on the volume weighted average price per share of Parent Common Stock on the last trading day of the cash settlement averaging period.

The “daily conversion value” on a given trading day means one-twentieth of the product of: (i) the applicable conversion rate, and (ii) the volume weighted average price of Parent Common Stock on that trading day. “Trading day” means any day during which (i) trading in Parent Common Stock occurs on the primary U.S. national securities exchange or market on which Parent Common Stock is listed or admitted to trading; and there is no “market disruption event” (as described below). “Market disruption event” means (i) a failure by the primary U.S. national securities exchange or market on which Parent Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for Parent Common Stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in Parent Common Stock or in any options, contracts or future contracts relating to Parent Common Stock. The “volume weighted average price” per share of Parent Common Stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ARRS <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of Parent Common Stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

The conversion rate for the Notes is 62.1504 shares of Parent Common Stock per $1,000 principal amount of the Notes. There was no change to the conversion rate in connection with the Merger.

No payment or adjustment will be made for accrued interest on converted Notes and such accrued interest shall be deemed paid in full upon delivery of the Conversion Consideration. If any holder exercises the Conversion Right after the close of business on the record date for the payment of an installment of interest (which in this particular circumstance is May 1, 2013) and prior to the related interest payment (which in this particular circumstance is May 15, 2013), then, notwithstanding the exercise of the Conversion Right, the interest payable with respect to such Notes on such interest payment date will be paid on such interest payment date to the holder of record of the Notes at the close of business on such record date; provided, however, that such Notes, when surrendered for conversion, must be accompanied by payment in cash to the Conversion Agent on behalf of the Company of an amount equal to the full amount of interest payable on such interest payment date on the portion of Notes converted. If the Company, prior to the date of conversion of the Notes, defaults in payment of interest on such Notes, then the holder of such Notes who surrenders such Notes for conversion will not be required to pay such defaulted interest or the interest that accrues on such defaulted interest.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have the Conversion Right with respect to your tendered Notes, unless we fail to pay the Repurchase Price.

If you wish to convert your Notes, you should NOT tender your Notes pursuant to the Repurchase Right.

2.4 Market for the Notes and the Parent Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of the Parent Common Stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not widely reported and can be difficult to monitor.

Following the expiration of the Repurchase Right, we expect that Notes not purchased pursuant to the Repurchase Right and not converted pursuant to the Conversion Right will continue to be traded over-the-counter. As a result of any purchases of Notes made pursuant to the Repurchase Right or conversion of Notes pursuant to the Conversion Right, however, the trading market for the Notes that remain outstanding may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, a significant reduction in the amount of Notes pursuant to the Repurchase Right or the Conversion Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Repurchase Right and the Conversion Right. We cannot assure you that a trading market will exist for the Notes following the Repurchase Date. The extent of the market for the Notes following the Repurchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.

The Trustee has informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of April 29, 2013, approximately $232.1 million aggregate principal amount of Notes remained outstanding and Cede & Co. as nominee for DTC was the sole record holder of the Notes.

The Notes are currently convertible for the consideration described in Section 2.3 of this Offer to Purchase, which may include shares of Parent Common Stock. Parent Common Stock commenced trading on NASDAQ upon consummation of the Merger under the symbol “ARRS,” the same symbol under which the Company Common Stock traded prior to the Merger. As a result of the Merger, the Company Common Stock is no longer publicly traded. The following table sets forth, for the periods indicated, the high and low sales prices of the Parent Common Stock on and after April 16, 2013 and of the Company Common Stock before April 16, 2013 as reported on NASDAQ.

	Common Stock Price
	High	Low
2013
2nd Quarter (through April 29, 2013)	$17.55	$16.02
1st Quarter	17.98	15.09
2012
4th Quarter	$15.90	$12.40
3rd Quarter	14.20	11.80
2nd Quarter	13.98	11.03
1st Quarter	12.69	10.46
2011
4th Quarter	$12.75	$9.81
3rd Quarter	12.59	9.60
2nd Quarter	13.06	10.37
1st Quarter	14.49	11.31

On April 29, 2013, the last reported sales price of the Parent Common Stock on NASDAQ was $16.37 per share. As of April 23, 2013, there were approximately 137.7 million shares of the Parent Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Parent Common Stock before making any decision with respect to the Repurchase Right or the Conversion Right.

2.5 Interest. The Notes that remain outstanding after consummation of the Repurchase Right will continue to accrue interest until the date of the maturity, November 15, 2026, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. Interest on the outstanding Notes is paid on May 15 and November 15 of each year to record holders of the Notes as of the preceding May 1 and November 1, as applicable, until the date of maturity, November 15, 2026, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 2.00%.

Holders who validly tender, and do not validly withdraw, their Notes in connection with the Repurchase Right will be entitled to receive accrued, but unpaid cash interest payable on their Notes accrued to, but excluding, the Repurchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount tendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date to, but excluding the Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $0.78 per $1,000 principal amount of Notes validly surrendered, and not validly withdrawn, based on the expected Repurchase Date of May 29, 2013.

Holders converting Notes will not receive a cash payment for accrued and unpaid interest, except as described in Section 2.3 of this Offer to Purchase.

2.6 Redemption. Beginning November 15, 2013, we may redeem for cash all or part of the Notes at any time, upon not less than 30 nor more than 60 days’ notice to holders of the Notes, for a price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the date of redemption. If we call the Notes for redemption, holders will be able to convert the Notes for the consideration provided for in Section 10.02 of the Indenture until the business day prior to the date of redemption.

2.7 Repurchase at Option of Holder. Pursuant to Section 3.08 of the Indenture, you have the right to require us to purchase the Notes for cash on November 15, 2013, November 15, 2016 and November 15, 2021 at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable purchase date. In addition, pursuant to Section 3.09 of the Indenture, if a Fundamental Change (as defined in the Indenture) occurs in the future with respect to the Parent, you will have the right, at your option, to require us to purchase your Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the applicable fundamental change purchase date.

2.8 Conversion Privilege. Section 10.01 of the Indenture provides that the Notes are convertible if any of the following conditions are satisfied:

•

the closing sale price of Parent Common Stock exceeds 120% of the amount equal to $1,000 divided by the conversion rate then in effect for each of 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the calendar quarter;

•

the average trading price for the Notes during a five consecutive trading day period is equal to or less than 98% of the average of the product of the closing sale price of the Parent Common Stock and the conversion rate then in effect during such period;

•

there is an adjustment to the conversion rate because the Parent issued certain rights or warrants to holders of Parent Common Stock, the Parent dividended or distributed capital stock or certain assets to holders of Parent Common Stock, the Parent dividended cash to holders of Parent Common Stock or the Parent completed certain tender or exchange offers for Parent Common Stock;

•	a Fundamental Change (as defined in the Indenture) occurs or the Parent engages in certain corporate transactions;

•	the Company calls the Notes for redemption; and

•	at any time from October 15, 2013 to November 15, 2013, and at any time from November 15, 2025 to the business day immediately preceding November 15, 2026.

For additional information regarding the conversion rate, conversion procedures and payment upon conversion, see Section 2.3 of this Offer to Purchase and Article 10 of the Indenture.

2.9 Ranking. The Notes are unsecured indebtedness and are equal in right of payment to our other senior unsecured indebtedness. However, the Notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness. The Notes also will be effectively subordinated to all liabilities, including trade payables and lease obligations of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us. The Parent has guaranteed our obligations under the Notes. As of April 20, 2013, the total amount of long-term debt of the Parent and the Company was approximately $2,157.1 million and $232.1 million, respectively.

2.10 Dividends. Holders of Notes are not entitled to dividends. In the event that the Notes are converted and Parent Common Stock is issued in connection with such conversion, holders will thereafter be entitled to dividends, if any, paid by the Parent to its stockholders.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. To receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Offer to Purchase, but no later than 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Purchase, Cede & Co. as the nominee for DTC, is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising your Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 5:00 p.m., New York City time, on the Expiration Date will remain outstanding and will continue to be subject to the existing terms of the Indenture and the Notes.

3.1 Method of Delivery. Since Cede & Co. as the nominee for DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through ATOP. Any tender of Notes is at the risk of the person tendering those Notes.

3.2 Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

•

such holder has received the Fundamental Change Notice and Offer to Purchase and acknowledges that the Fundamental Change Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change;

•	such holder agrees to all of the terms of the Repurchase Right Materials;

•

upon the terms and subject to the conditions set forth in the Repurchase Right Materials and effective upon the acceptance for payment of the holder’s Notes, such holder (i) irrevocably sells, assigns and transfers to us all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in the Repurchase Right Materials;

•

such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Repurchase Right Materials, as amended and supplemented from time to time, on the Repurchase Date;

•

payment for Notes purchased pursuant to the Repurchase Right Materials will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•

tenders of Notes may be withdrawn by complying with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

3.3 Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of an agreement to be bound by the terms of the Repurchase Right Materials, including those set forth in Section 3.2 of this Offer to Purchase.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase or surrendered for conversion hereunder must be delivered through the transmittal procedures of DTC.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 3 of this Offer to Purchase.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date.

5. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, no later than 11:00 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent has advised us that it will promptly thereafter distribute that cash to DTC, whose nominee Cede & Co. is the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes will be approximately $232.2 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand or funds made available by the Parent.

6. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to this Offer to Purchase will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. At the effective time of the Merger, each share of the Company’s Common Stock was converted into one share of Parent Common Stock. All of the Company’s Common Stock is now owned by the Parent. The Parent Common Stock commenced trading on NASDAQ on April 16, 2013 under the symbol “ARRS,” the same symbol under which the Company’s Common Stock was previously listed and traded. As a result of the Merger, the Company’s Common Stock is no longer publicly traded. Upon consummation of the Merger, the Parent Common Stock was deemed to be registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), the Parent is the successor issuer to the Company. The Parent files periodic reports and other information with the SEC; the Company is no longer required to do so. The Parent will continue to evaluate the business and operations of the Company during the pendency of the Repurchase Right and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view towards optimizing development of the Company’s potential in conjunction with the Parent’s other businesses, including the recently acquired Motorola Home business. Except as otherwise disclosed in this Offer to Purchase or necessitated by or in connection with the Merger, none of the Company, the Parent or, to the best of the Company’s knowledge, any of the persons identified in Annex A of this Offer to Purchase currently has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer (other than plans to implement new employment agreements with certain of the executive officers of the Company and the Parent to document their employment terms following the Merger);

•	any other material change in the Company’s corporate structure or business;

•	the Parent Common Stock ceasing to be authorized to be listed on NASDAQ;

•	the Parent’s obligation to file reports under the Exchange Act being terminated or suspended;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company and based on a reasonable inquiry by the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from our executive officers, directors, subsidiaries or other affiliates; and

•

during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Merger and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of the Company and the Parent is attached to this Offer to Purchase as Annex A.

9. Agreements Involving the Company’s Securities. Except as described in this Offer to Purchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right or a call or redemption of the Notes in accordance with its terms and conditions until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Repurchase Right. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Right and converted pursuant to the Conversion Right, the market price of the Notes, the market price of the Parent Common Stock, the business and financial position of the Company and the Parent and general economic and market conditions.

11. Certain U.S. Tax Considerations. The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Purchase. All of these laws and authorities are subject to change or differing interpretations, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person subject to the alternative minimum tax;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Repurchase Right or, alternatively, choosing not to exercise such Repurchase Right and instead either continuing to hold the Notes or convert them pursuant to the Conversion Right, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

Internal Revenue Service Circular 230 Notice

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following section describes the tax consequences to a U.S. holder and does not apply in the case of a non-U.S. holder. A “U.S. holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation organized under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

U.S. Holder Who Exercises Repurchase Right

Generally, a U.S. holder will recognize capital gain or loss upon the exercise of the Repurchase Right. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income, or is attributable to accrued but unpaid interest that was previously included in income, which amount may be received without tax) and (ii) the U.S. holder’s adjusted tax basis in the Note tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid by such holder for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Right. Long-term capital gains of non-corporate U.S. holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Right as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

As more fully discussed in the following section “— U.S. Holder Who Does Not Exercise Repurchase Right,” it is possible that holders of Notes may be treated, for U.S. federal income tax purposes, as having “exchanged” their Notes at the time of the April 16, 2013 Merger. In such a case, a U.S. holder exercising the Repurchase Right will recognize gain or loss both at the time of the “deemed exchange” (measured by the difference between the fair market value of the Notes at that time and the U.S. holder’s adjusted tax basis in the Notes) and also at the time of exercise of the Repurchase Right (measured by the difference between the amount of cash received (except to the extent such amount is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income, or is attributable to accrued but unpaid interest that was previously included in income, which amount may be received without tax) and the fair market value of the Notes at the time of the “deemed exchange” (assuming, as the Company does, that the “new” Notes issued in such exchange are issued at their face value)).

U.S. Holder Who Does Not Exercise Repurchase Right

If the U.S. holder does not exercise the Repurchase Right, the mere act of declining to exercise such Right is not itself a taxable event. However, holders should be aware that, for U.S. income tax purposes, it is possible that they may be treated as having “exchanged” their Notes at the time of the April 16, 2013 Merger, in connection with which your rights under the Notes were altered. As a result of the alteration of your rights at that time, it is possible that the tax law would treat you as having exchanged your Notes for “new” Notes at that time. The following discusses the reason that holders might be treated as having effected an “exchange” of their Notes at the time of the Merger and the possible implications of that tax characterization.

In connection with the Merger, the Notes became guaranteed by the Parent, a right that previously was not included in the Notes. As a very general statement of the applicable tax law, if the addition of the Parent guaranty was found to have elevated the likelihood of repayment under the Notes from “speculative” to “adequate,” then the addition of the guaranty could be found to have represented an “exchange” of the Notes by the holders. The Company believes that payment expectations under the Notes were not “speculative” prior to the Parent guaranty, and that, consequently, addition of the guaranty did not amount to an “exchange” for tax purposes. However, the IRS could assert otherwise, and there can be no assurance as to whether the IRS might prevail.

“Exchange” treatment, however, would not necessarily result in a taxable event for holders. Even if the IRS were to assert successfully that the addition of the guaranty by the Parent resulted in a deemed exchange of the “old” Notes for “new” Notes, such deemed exchange would not be taxable if it qualified for treatment as a tax-free “recapitalization” under the Code. Whether the exchange of “old” Notes for “new” Notes qualifies as a recapitalization depends on whether the “old” Notes and the “new” Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury regulations promulgated thereunder, and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. However, later authorities have stressed that time alone is not decisive; the “security” inquiry requires an overall evaluation of the nature of the debt, the degree of participation and continuing interest in the affairs of the business, the extent of proprietary interest compared to the similarity of the note to a cash payment, and the purposes of the advance. At their initial issuance, the Notes had a term to maturity of 20 years. Additionally, the “new” Notes would have a term to maturity of 13 years. Accordingly, the “old” Notes and the “new” Notes should both be treated as “securities” for U.S. federal income tax purposes.

If the IRS successfully asserts both that the addition of the guaranty by the Parent resulted in a deemed exchange and that the deemed exchange did not qualify as a tax-free “recapitalization,” a U.S. holder would be treated as having exchanged “old” notes for “new” notes on the date of the Merger in a fully taxable exchange. The tax treatment would be the same as described above under the section titled “— U.S. Holder Who Exercises Repurchase Right,” substituting “‘old’ notes” for “Notes” and “the fair market value of the “new” notes” for the phrase beginning with “the amount of cash received.”

Backup Withholding and Information Reporting

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. holders upon purchase of the Notes are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations. A U.S. holder may be subject to backup withholding on payments received with respect to the Notes unless such U.S. holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each U.S. holder may provide such holder’s correct taxpayer identification number and certify that such U.S. holder is not subject to backup withholding by completing an IRS Form W-9 and submitting it to the Paying Agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following describes the tax consequences of the exercise of the Repurchase Right or the recharacterization as a taxable deemed exchange by the IRS (see “— U.S. Holders — U.S. Holder Who Does Not Exercise Repurchase Right”) to a non-U.S. holder. A “non-U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder (as defined above). This section does not apply to U.S. holders.

Amounts received pursuant to the exercise of the Repurchase Right, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (a) does not actually or constructively own ten percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Right or pursuant to a recharacterization as a taxable “deemed exchange” unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. If you are a non-U.S. holder described in (i) above, you generally will be subject to a flat 30% U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Repurchase Right.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Right or pursuant to a recharacterization as a taxable “deemed exchange,” are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), generally will be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

Any payment received by a non-U.S. holder from the sale of a Note may be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its status as a non-U.S. person (for U.S. federal income tax purposes) under penalties of perjury on IRS Form W-8BEN (which is available from the IRS’s website at http://www.irs.gov/) or otherwise establishes an exemption, provided that neither we nor our Paying Agent has actual knowledge or reason to know that the non-U.S. holder is a U.S. person (for U.S. federal income tax purposes) or that the conditions of such other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely provided to the IRS.

12. Additional Information. Prior to the Merger, the Company was subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, filed periodic reports and other information with the SEC. As described in more detail in Section 7 of this Offer to Purchase, as a result of the Merger, the Company’s Common Stock is no longer listed on NASDAQ, and the Company is no longer subject to the reporting requirements of the Exchange Act.

The Parent is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Offer to Purchase some of the information that the Parent files, and that the Company previously filed, with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC by the Company on February 27, 2013;

•

Current Reports on Form 8-K filed with the SEC by the Company on January 17, 2013 and April 2, 2013 and Current Reports on Form 8-K filed with the SEC by the Parent on April 16, 2013 and April 18, 2013;

•

all documents filed with the SEC by the Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:00 p.m., New York City time, on the Repurchase Date (as such date may be extended); and

•

the description of the Parent Common Stock contained in the Registration Statement on Form 8-A filed with the SEC by the Company on August 3, 2001, as amended by the Registration Statement on Form 8-A/A filed with the SEC by the Company on August 7, 2001, including any amendments or reports filed for the purpose of updating such description.

In the event of conflicting information in the documents referred to above, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

For more information about the Merger, you should examine the Merger Agreement attached as Exhibit 2.1 to the Form 8-K filed by the Parent with the SEC on April 16, 2013.

Notwithstanding the foregoing, the Schedule TO to which this Offer to Purchase relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Offer to Purchase, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

14. Definitions. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

April 30, 2013	ARRIS ENTERPRISES, INC.

ANNEX A

ARRIS ENTERPRISES, INC. AND ARRIS GROUP, INC.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Below are the names of each of the directors and executive officers of the Company and the Parent as of the date of this Offer to Purchase. The business address of each person is 3871 Lakefield Drive, Suwanee, Georgia 30024.

ARRIS Enterprises, Inc. Directors

Robert J. Stanzione

Alex B. Best

Harry L. Bosco

James A. Chiddix

John A. Craig

Andrew T. Heller

Matthew B. Kearney

Debora J. Wilson

David A. Woodle

ARRIS Enterprises, Inc. Executive Officers

Name	Position
Robert J. Stanzione	President and Chief Executive Officer
David B. Potts	Executive Vice President and Chief Financial Officer
Lawrence A. Margolis	Executive Vice President Administration and Law and Secretary
Marc S. Geraci	Senior Vice President and Treasurer

ARRIS Group, Inc. Directors

Robert J. Stanzione

Alex B. Best

Harry L. Bosco

James A. Chiddix

John A. Craig

Andrew T. Heller

Matthew B. Kearney

Debora J. Wilson

David A. Woodle

ARRIS Group, Inc. Executive Officers

Name	Position
Robert J. Stanzione	President and Chief Executive Officer
David B. Potts	Executive Vice President and Chief Financial Officer
Lawrence A. Margolis	Executive Vice President Administration and Law and Secretary
Bruce W. McClelland	President Network and Cloud Group
Larry Robinson	President Consumer Premises Equipment Group
Robert McClaughlin	President North American Sales
Ronald M. Coppock	President International Sales
John Burke	Senior Vice President Strategy and Business Development
Jim Brennan	Senior Vice President Global Supply Chain
Marc S. Geraci	Senior Vice President and Treasurer